EXHIBIT 95.1
MINE SAFETY DISCLOSURE EXHIBIT

The operation of the Company’s Coal Innovations, LLC (“Coal Innovations”) coal washing plant is subject to regulation by the Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977, as amended (“Mine Act”). MSHA inspects mining and processing operations, such as Coal Innovation’s washing plant, on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. The Company presents information below regarding certain mining safety and health citations that MSHA has issued with respect to Coal Innovation’s operations. In evaluating this information, both with respect to the current Coal Innovations disclosure as well as future disclosure by the Company upon the commencement of AK Coal Resources, Inc.’s mining operations, consideration should be given to the following factors, among others: (i) the number of citations and orders will vary depending on the size of the mine or plant; (ii) the number of citations issued will vary from inspector to inspector and location to location; and (iii) citations and orders can be contested and appealed and, in that process, are often reduced in severity and amount, and are sometimes dismissed.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), each operator of a coal or other mine or plant is required to include certain mine safety results within its periodic reports filed with the Securities and Exchange Commission. As required by the reporting requirements included in Section 1503(a) of the Dodd-Frank Act, the Company provides the following items regarding certain mining safety and health matters, for the period presented, for each of its locations that are covered under the scope of the Dodd-Frank Act:

(A)
The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Act (30 U.S.C. 814) for which the operator received a citation from MSHA;

(B)	The total number of orders issued under section 104(b) of the Mine Act (30 U.S.C. 814(b));

(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act (30 U.S.C. 814(d));

(D)	The total number of imminent danger orders issued under section 107(a) of the Mine Act (30 U.S.C. 817(a));

(E)	The total dollar value of proposed assessments from MSHA under the Mine Act (30 U.S.C. 801 et seq.);

(F)	Legal actions pending before Federal Mine Safety and Health Review Commission (“FMSHRC”) involving such coal or other mine or plant as of the last day of the period;

(G)	Legal actions initiated before the FMSHRC involving such coal or other mine or plant during the period; and

(H)	Legal actions resolved before the FMSHRC involving such coal or other mine or plant during the period.

During the quarter ended March 31, 2013, the Coal Innovations washing plant did not receive any flagrant violations under Section 110(b)(2) of the Mine Act. In addition, it did not receive any written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the Mine Act. In addition, there were no mining-related fatalities at the Coal Innovations operations during this same period.

For purposes of reporting regulatory matters under Section 1503(a) of the Dodd-Frank Act, the Company is providing the following table that sets forth the total number of specific citations and orders, the total dollar value of the proposed civil penalty assessments that were issued by MSHA, and a list of legal actions pending before the FMSHRC, including the Administrative Law Judges thereof, pursuant to the Mine Act, during the quarter ended March 31, 2013 for each of the Company’s subsidiaries that is a coal mine or plant operator, by individual location.

MSHA	Mine Name	Significant and Substantial Citations Issued (Section 104 of the Mine Act) *Excludes 104(d) citations/ orders	Failure to Abate Orders (Section 104(b) of the Mine Act)	Unwarrantable Failure Citations/Orders Issued (Section 104(d) of the Mine Act)	Imminent Danger Orders Issued (Section 107(a) of the Mine Act)	Dollar Value of Proposed Civil Penalty Assessments (in Thousands)		Legal Actions Pending as of Last Day of Period		Legal Actions Initiated During Period		Legal Actions Resolved
3609406	Coal Innovations #1	6	—	—		$—	(1)	11	(2)	11	(2)	—

(1) Coal Innovations has not yet been notified of the monetary amount of any proposed penalties with respect to the disclosed citations. Coal Innovations is challenging each of the proposed citations.

(2) These pending legal actions all relate to contests of citations and orders referenced in Subpart B of the Mine Act's procedural rules.